Exhibit 4.1

CERTIFICATE OF DESIGNATIONS

OF

7.250% FIXED RATE RESET NON-CUMULATIVE PERPETUAL PREFERRED STOCK,

SERIES C OF

SYNCHRONY FINANCIAL

Synchrony Financial, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 141 and 151 thereof, does hereby certify:

At a meeting of the Board of Directors (the “Board”) of the Corporation duly convened and held on May 20, 2026, the Board duly adopted resolutions forming a committee of the Board (the “Preferred Stock Committee”) and authorizing the Preferred Stock Committee, subject to the limitations set forth therein, to act on behalf of the Board in (a) authorizing the issuance and sale by the Corporation of one or more series of the Corporation’s authorized and unissued preferred stock (“Preferred Stock”), and (b) approving the terms and conditions of, and authorizing the execution, delivery and filing of any certificate of designations relating to any such series of Preferred Stock fixing the designations, powers, preferences, rights, privileges, qualifications, limitations, restrictions, terms and conditions of such series of Preferred Stock;

Thereafter, on June 2, 2026, the Preferred Stock Committee duly approved by written consent the creation of a series of 5,000 shares of Preferred Stock of the Corporation designated as “7.250% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C.” Subsequently, on June 3, 2026, the Preferred Stock Committee duly approved this Certificate of Designations and authorized the execution, delivery and filing thereof by written consent:

RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation and the amended and restated bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $0.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the “7.250% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C” (hereinafter called “Series C Preferred Stock”). The authorized number of shares of Series C Preferred Stock shall be 5,000 shares, $0.001 par value per share, having a liquidation preference of $100,000 per share. The number of shares constituting Series C Preferred Stock may be increased from time to time in accordance with law up to the maximum number of shares of Preferred Stock authorized to be issued under the Amended and Restated Certificate of Incorporation of the Corporation, as amended, less all shares at the time authorized of any other series of Preferred Stock, and any such additional shares of Series C Preferred Stock would form a single series with the Series C Preferred Stock. Shares of Series C Preferred Stock will be dated the date of issue, which shall be referred to herein as the “original issue date”. Shares of outstanding Series C Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

(b) “original issue date” means the date of issue of the Series C Preferred Stock.

(c) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series C Preferred Stock.

Part 4. Certain Voting Matters. Holders of shares of Series C Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Series C Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Synchrony Financial has caused this Certificate of Designations to be signed by the undersigned as of this 4th day of June, 2026

SYNCHRONY FINANCIAL

By	/s/ Christopher J. Coffey
Name: Christopher J. Coffey
Title: SVP, Treasury – Funding, Investments & Liquidity

[Signature Page to Series C Certificate of Designations]

Annex A

STANDARD PROVISIONS

Section 1. Definitions.

(a) “Business Day” means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York are closed.

(b) “Calculation Agent” means the calculation agent appointed by the Corporation prior to the Series C Dividend Determination Date preceding the First Reset Date, which may be a person or entity affiliated with the Corporation.

(c) “DTC” means The Depository Trust Company.

(d) “First Reset Date” means August 15, 2031.

(e) “Five-Year U.S. Treasury Rate” has the meaning set forth in Section 3(c).

(f) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (1) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series C Preferred Stock; (2) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Series C Preferred Stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series C Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series C Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the Board of Governors of the Federal Reserve System’s (the “Federal Reserve”) capital adequacy regulations and policies (or, as and if applicable, the capital adequacy regulations and policies of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of Series C Preferred Stock is outstanding.

(g) “Series C Dividend Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Series C Reset Period.

(h) “Series C Dividend Payment Date” has the meaning set forth in Section 3(b).

(i) “Series C Dividend Period” means the period from and including a Series C Dividend Payment Date to, but excluding, the next Series C Dividend Payment Date, except that the initial Series C Dividend Period will commence on and include the original issue date of Series C Preferred Stock.

(j) “Series C Junior Securities” has the meaning set forth in Section 2(a).

(k) “Series C Parity Securities” has the meaning set forth in Section 2(b).

(l) “Series C Reset Date” means the First Reset Date and each subsequent date falling on the fifth anniversary of the preceding Series C Reset Date, and if any Series C Reset Date, including the First Reset Date, falls on a day that is not a Business Day, such Series C Reset Date shall not be adjusted to a day that is a Business Day.

(m) “Series C Reset Period” means initially the period from and including the First Reset Date to, but excluding, the next following Series C Reset Date, and thereafter each period from and including each Series C Reset Date to, but excluding, the next following Series C Reset Date.

Section 2. Ranking. The shares of Series C Preferred Stock shall rank:

(a) senior, as to dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with the Series C Preferred Stock as to dividends and distributions of assets upon liquidation, dissolution and winding up, as the case may be (collectively, “Series C Junior Securities”);

(b) on a parity, as to dividends and distributions of assets upon liquidation, dissolution or winding up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series C Preferred Stock as to dividends and distributions of assets upon liquidation, dissolution and winding up, as the case may be, including the Corporation’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A and the Corporation’s Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B (collectively, “Series C Parity Securities”); and

(c) Junior, as to distributions of assets upon liquidation, dissolution, and winding up of the Corporation, to any existing or future indebtedness of the Corporation.

(d) The Corporation may authorize and issue additional shares of Series C Junior Securities and Series C Parity Securities without the consent of the holders of the Series C Preferred Stock.

Section 3. Dividends.

(a) Holders of Series C Preferred Stock will be entitled to receive, when, as, and if declared by the Board or a duly authorized committee of the Board, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, commencing August 15, 2026 based on the liquidation preference of the Series C Preferred Stock. Dividends will accrue when, as and if declared, (i) from the original issuance date, to but excluding, the First Reset Date at a fixed rate of 7.250% per annum and (ii) from, and including, the First Reset Date, during each Series C Reset Period, at a rate equal to the Five-Year U.S. Treasury Rate (as defined below) as of the most recent Series C Dividend Determination Date plus 3.078% on the liquidation preference of $100,000 per share. If the Corporation issues additional shares of the Series C Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date of such additional shares.

(b) If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series C Preferred Stock (each such date, a “Series C Dividend Payment Date”) quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2026. If any date on which dividends would otherwise be payable is not a Business Day, then the Series C Dividend Payment Date will be the next Business Day, without any adjustment to the amount of dividends paid.

(c) For any Series C Reset Period, the “Five-Year U.S. Treasury Rate” shall be determined by the Calculation Agent on the applicable Series C Dividend Determination Date as follows:

(i)

The Five-Year U.S. Treasury Rate shall be the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days immediately preceding the recent Series C Dividend Determination Date for that Series C Reset Period, appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve as of 5:00 p.m. (Eastern Time) as of any Series C Dividend Determination Date, as determined by the Calculation Agent in its sole discretion; provided that if no such calculation can be determined as described above, then: (a) if the Calculation Agent determines the treasury rate has not been discontinued, then the Calculation Agent will use for such Series C Reset Period a substitute base rate that it has determined is most comparable to the treasury rate; or (b) if the Calculation Agent determines the treasury rate has been discontinued, then the Calculation Agent will use for such Series C Reset Period and each successive Series C Reset Period a substitute or successor base rate that it has determined is most comparable to the treasury rate; provided that if the Calculation Agent determines there is an industry-accepted successor base rate to the treasury rate, then the Calculation Agent shall use such successor base rate.

(ii)

If the Calculation Agent has determined a substitute or successor base rate in accordance with Section 3(b)(c)(i)(b) hereof but no calculation with respect to such substitute or successor base rate can be determined as of any subsequent Series C Dividend Determination Date, then a new substitute or successor base rate shall be determined as set forth in the 3(b)(c)(i)(a) or (b) hereof, as applicable, as if the previously-determined substitute or successor base rate was the treasury rate. If the Calculation Agent has determined a substitute or successor base rate, then the Calculation Agent will apply any technical, administrative or operational changes that we determine (including changes to the definitions of “Series C Dividend Period”, “Series C Reset Period”, “Series C Reset Date” and “Series C Dividend Determination Date”, timing and frequency of determining rates with respect to each Series C Reset Period and making payments of dividends, rounding of amounts or tenors, and other administrative matters) for calculating such substitute or successor base rate in a manner that is consistent with market practice for such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the treasury rate; provided that, if we decide that adoption of any portion of such market practice is not administratively feasible or if we determine that no market practice for use of the substitute or successor base rate exists, the Calculation Agent will apply any such changes for calculating such substitute or successor base rate in such other manner as we determine is reasonably necessary.

(iii)

The Five-Year U.S. Treasury Rate shall be determined by the Calculation Agent on the Series C Dividend Determination Date. If the Five-Year U.S. Treasury Rate for any Series C Dividend Period cannot be determined pursuant to the methods described in the two bullet points above, the dividend rate for such Series C Dividend Period will be the same as the dividend rate determined for the immediately preceding Series C Dividend Period. Dividends on the Series C Preferred Stock will cease to accrue on the redemption date, if any, unless we default in the payment of the redemption price of the shares of the Series C Preferred Stock called for redemption.

(d) Dividends will be payable to holders of record of Series C Preferred Stock as they appear on the Corporation’s books on the applicable record date, which shall be the 15th calendar day before the applicable Series C Dividend Payment Date, or such other record date, not exceeding 30 calendar days before the applicable Series C Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee of the Board.

(e) Dividends payable on Series C Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series C Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series C Preferred Stock called for redemption.

(f) Dividends on the Series C Preferred Stock will not be cumulative. If the Board or a duly authorized committee of the Board does not declare a dividend on the Series C Preferred Stock in respect of a Series C Dividend Period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable Series C Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series C Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Series C Dividend Period with respect to the Series C Preferred Stock, the Corporation’s Common Stock, or any other class or series of the Corporation’s Preferred Stock.

(g) So long as any share of Series C Preferred Stock remains outstanding, unless the full dividends for the preceding Series C Dividend Period on all outstanding shares of Series C Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment:

(1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Series C Junior Securities, other than (i) a dividend payable solely in Series C Junior Securities or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan;

(2) no shares of Series C Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation (other than (i) as a result of a reclassification of Series C Junior Securities for or into other Series C Junior Securities, (ii) the exchange or conversion of one share of Series C Junior Securities for or into another share of Series C Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series C Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series C Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Series C Junior Securities pursuant to a contractually binding requirement to buy Series C Junior Securities existing prior to the preceding Series C Dividend Period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of Series C Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians); and

(3) no shares of Series C Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation), during a dividend period, other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such Series C Parity Securities, if any, (ii) as a result of a reclassification of Series C Parity Securities for or into other Series C Parity Securities, (iii) the exchange or conversion of Series C Parity Securities for or into other Series C Parity Securities or Series C Junior Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series C Parity Securities, (v) purchases of shares of Series C Parity Securities pursuant to a contractually binding requirement to buy Series C Parity Securities existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of Series C Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series C Parity Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians.

(h) The Corporation will not declare or pay or set apart funds for the payment of dividends on any Series C Parity Securities unless the Corporation has paid or set apart funds for the payment of dividends on the Series C Preferred Stock. When dividends are not paid in full upon the shares of Series C Preferred Stock and any Series C Parity Securities, all dividends declared upon shares of Series C Preferred Stock and any Series C Parity Securities will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Series C Preferred Stock, and accrued dividends, including any accumulations, on any Series C Parity Securities, bear to each other for the then-current Series C Dividend Period.

(i) Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or any Series C Junior Securities or Series C Parity Securities from time to time out of any assets legally available for such payment, and the holders of Series C Preferred Stock shall not be entitled to participate in any such dividend.

(j) Dividends on the Series C Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including regulations and policies of the Federal Reserve.

Section 4. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series C Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to Series C Preferred Stock, before any distribution of assets is made to holders of Common Stock or any Series C Junior Securities, a liquidating distribution in the amount of the liquidation preference of $100,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series C Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b) In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series C Preferred Stock and all holders of any Series C Parity Securities, the amounts paid to the holders of Series C Preferred Stock and to the holders of all Series C Parity Securities will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series C Preferred Stock and any Series C Parity Securities, the holders of the Corporation’s Series C Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c) For purposes of this section, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series C Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Series C Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Series C Preferred Stock is not redeemable prior to the First Reset Date (other than pursuant to the last sentence of this paragraph). On that date, and on any Series C Dividend Payment Date, Series C Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, on any Series C Dividend Payment Date, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends. Holders of Series C Preferred Stock will have no right to require the redemption or repurchase of Series C Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series C Preferred Stock at the time outstanding, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends, upon notice given as provided in Subsection (b) below.

(b) If shares of Series C Preferred Stock are to be redeemed, the notice of redemption shall be sent to the holders of record of Series C Preferred Stock to be redeemed, sent not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing Series C Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where the certificates evidencing shares of Series C Preferred Stock are to be surrendered for payment of the redemption price. On and after the redemption date, dividends will cease to accrue on shares of Series C Preferred Stock, and such shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, including rights described under Section 6, except the right to receive the redemption price plus any declared and unpaid dividends.

(c) In case of any redemption of only part of the shares of Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot.

(d) Any redemption of the Preferred Stock is subject to the Corporation’s receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital adequacy regulations and policies of the Federal Reserve applicable to redemption of the Preferred Stock.

Section 6. Voting Rights.

(a) Except as provided below or as expressly required by law, the holders of shares of Series C Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b) So long as any shares of Series C Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series C Preferred Stock at the time outstanding, voting separately as a class, shall be required to: (1) authorize or increase the authorized amount of, or issue shares of any class or series of stock ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or issue any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; (2) amend the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, so as to adversely affect the powers, preferences, privileges or rights of Series C Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued shares of Series C Preferred Stock or authorized Common Stock or Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of Series C Preferred Stock; and (3) consummate a binding share-exchange or reclassification involving the Series C Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Series C Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Series C Preferred Stock or new preferred securities have terms that are not materially less favorable than the Series C Preferred Stock. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed.

(c) If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series C Preferred Stock for six quarterly dividend periods, whether or not consecutive, the number of directors on the Board shall be increased by two at the Corporation’s first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until continuous noncumulative dividends for at least one year on all outstanding shares of Series C Preferred Stock entitled thereto shall have been paid, in full, the holders of shares of Series C Preferred Stock shall have the right, voting as a class with holders of any other equally ranked series of Preferred Stock that have similar voting rights, to elect such two additional members of the Corporation’s Board to hold office for a term of one year; provided that the Corporation’s Board shall at no time include more than two additional directors elected by holders of Series C Preferred Stock and any other equally ranked series of Preferred Stock having similar voting rights, if any, voting together as one class. Upon such payment in full, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of shares of Series C Preferred Stock shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, whether or not consecutive, as described above. In addition, if and when the rights of holders of Series C Preferred Stock terminate for any reason, including under circumstances described above under Section 5, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends as provided for in Section 5), and the terms of any additional directors elected by the holders of Series C Preferred Stock and any other equally ranked series of Preferred Stock having similar voting rights, if any, shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of such equally ranked series of Preferred Stock have similarly terminated.

Section 7. Conversion Rights. The holders of shares of Series C Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 8. Preemptive Rights. The holders of shares of Series C Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 9. Certificates. The Corporation may at its option issue shares of Series C Preferred Stock without certificates.

Section 10. Transfer Agent. The duly appointed transfer agent for the Series C Preferred Stock shall be Computershare Trust Company, N.A., collectively with Computershare Inc. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the holders of the Series C Preferred Stock.

Section 11. Registrar. The duly appointed registrar for the Series C Preferred Stock shall be Computershare Trust Company, N.A., collectively with Computershare Inc. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.